EXHIBIT 10.1

ACCESS NEWS

Company and Media Contact:Contact: Investor Relations
Christine Berni Donald C. Weinberger
Director of Investor Relations Wolfe Axelrod Weinberger Assoc. LLC
Access Pharmaceuticals, Inc. (212) 370-4500
(212) 786-6208

ACCESS PHARMACEUTICALS ANNOUNCES PRIVATE PLACEMENT OF $5.2 MILLION

Dallas, TX and New York, NY, November 2, 2011 - ACCESS PHARMACEUTICALS, INC. (OTCBB: ACCP), a biopharmaceutical company leveraging its proprietary drug-delivery platforms to develop treatments in areas of oncology, cancer supportive care and diabetes, announced that it has entered into definitive agreements for the purchase of $5.2 million of units, consisting of Access common stock and warrants, in a private placement financing with a select group of institutional and accredited investors.  Each unit consists of one share of common stock at $1.45 share price, with 50% warrant coverage with an exercise price of $1.67 per share and a term of two and half years and 50% warrant coverage with an exercise price of $2.00 per share and a term of 5 years.  The Company is required to file a resale registration statement within 30 days following the closing that covers the resale by the investors of the shares and the shares issuable upon exercise of the warrants.  The transaction is expected to close on or about November 7, 2011, subject to the satisfaction of customary closing conditions.

“We believe this financing gives us the necessary resources to advance MuGard significantly in the United States and globally,” said Jeffrey Davis, CEO of Access Pharmaceuticals, Inc.  He continued, “We appreciate the continued support of our investors.”

Cowen and Company, LLC and Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc., acted as the exclusive co-placement agents for the offering.

The securities issued in this private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were issued and sold in a private placement pursuant to Regulation D of the Securities Act.

About Access:
Access Pharmaceuticals, Inc. is an emerging biopharmaceutical company that develops and commercializes proprietary products for the treatment and supportive care of cancer patients. Access' products include MuGard™ (www.MuGard.com), which has received FDA marketing clearance for the management of patients with mucositis, ProLindac™, a second generation DACH Platinum in Phase 2 clinical testing of patients with ovarian cancer, and Thiarabine™, a novel nucleoside analog that has demonstrated both pre-clinical and clinical activity in certain cancers; currently in a Phase 1/2a trial in hematological malignancies at M.D. Anderson Cancer Center in Houston, Texas.

The company also has other advanced drug delivery technologies including CobaCyte™-mediated targeted delivery and CobOral-oral drug delivery, its proprietary nanopolymer delivery technology based on the natural vitamin B12 uptake mechanism.  For additional information on Access Pharmaceuticals, please visit our website at www.accesspharma.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include those relating to: our cash burn rate, clinical trial plans and timelines and clinical results for ProLindac, MuGard, Thiarabine and Cobalamin and other product candidates, our ability to achieve clinical and commercial success and our ability to successfully develop marketed products. These statements are subject to numerous risks, including but not limited to Access’ need to obtain additional financing in order to continue the clinical trial and operations and to the risks detailed in Access’ Annual Reports on Form 10-K and other reports filed by Access with the Securities and Exchange Commission.